EXHIBIT 2.2
BY-LAWS OF LAKESIDE SERENITY RESORTS INC.
A New Jersey Corporation
Adopted as of May 21, 2025

ARTICLE I - OFFICES
Section 1. Principal Office.
The principal office of Lakeside Serenity Resorts Inc. (the "Corporation") shall be located at such place as determined by the Sole Director from time to time.
Section 2. Registered Office.
The Corporation shall maintain a registered office and registered agent in the State of New Jersey as required by applicable law.

ARTICLE II - SHAREHOLDERS
Section 1. Shareholders.
The Corporation shall have one or more shareholders as determined from time to time. The shareholder(s) shall have all rights and responsibilities provided under the New Jersey Business Corporation Act, the Corporation's Certificate of Incorporation, and these By-Laws.
Section 2. Voting Rights.
Each shareholder shall be entitled to vote according to the number of shares owned and the rights provided under the Corporation's Certificate of Incorporation and applicable law.
Section 3. Meetings of Shareholders.
Meetings of shareholders shall be held at such time and place as determined by the Sole Director or as otherwise required by applicable law.
Section 4. Action Without a Meeting.
Any action required or permitted to be taken by shareholders may be taken without a meeting to the extent permitted by the New Jersey Business Corporation Act and the Corporation's Certificate of Incorporation.

ARTICLE III - DIRECTORS
Section 1. Sole Director.
The business and affairs of the Corporation shall be managed by or under the direction of the Sole Director in accordance with the New Jersey Business Corporation Act, the Corporation's Certificate of Incorporation, and these By-Laws.
The Sole Director of the Corporation is:
Xiaowei Jin
Section 2. Powers of the Sole Director.
The Sole Director shall have all powers and authority permitted to the board of directors under applicable law, the Corporation's Certificate of Incorporation, and these By-Laws.
Section 3. Meetings of the Sole Director.
Meetings of the Sole Director may be held at such times and places as determined by the Sole Director.
Section 4. Action Without a Meeting.
Any action required or permitted to be taken by the Sole Director may be taken without a meeting by written consent or other lawful means to the extent permitted by applicable law.
Section 5. Vacancies.
Any vacancy in the office of director shall be filled in accordance with the New Jersey Business Corporation Act and the Corporation's Certificate of Incorporation.

ARTICLE IV - OFFICERS
Section 1. Officers.
The officers of the Corporation shall include a Chief Executive Officer and a Chief Financial Officer, and may include such other officers as determined by the Sole Director.
Section 2. Chief Executive Officer.
Xiaowei Jin shall serve as the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have such powers and duties as may be determined by the Sole Director and as provided by applicable law.
Section 3. Chief Financial Officer.
Tianwen Hu shall serve as the Chief Financial Officer of the Corporation. The Chief Financial Officer shall oversee the financial records and funds of the Corporation and shall perform such other duties as may be determined by the Sole Director and as provided by applicable law.
Section 4. Appointment and Removal.
The officers of the Corporation shall serve until their successors are appointed or until their earlier resignation or removal, subject to applicable law and the authority of the Sole Director.

ARTICLE V - STOCK
Section 1. Authorized Shares.
The Corporation is authorized to issue 20,000,000 shares of Common Stock, subject to the Corporation's Certificate of Incorporation and applicable law.
Section 2. Issuance of Shares.
Shares of the Corporation may be issued at such times and on such terms as authorized by the Sole Director, subject to the Corporation's Certificate of Incorporation and applicable law.
Section 3. Certificates or Electronic Records.
Shares may be represented by certificates or may be uncertificated, as determined by the Corporation in accordance with applicable law.

ARTICLE VI - CORPORATE RECORDS
Section 1. Records.
The Corporation shall maintain appropriate books, records, accounts, and minutes of proceedings of the Corporation as required by applicable law.
Section 2. Inspection of Records.
Shareholders shall have such rights to inspect the books and records of the Corporation as provided by the New Jersey Business Corporation Act and applicable law.

ARTICLE VII - CONTRACTS, CHECKS AND BANKING
Section 1. Contracts.
The Sole Director may authorize any officer or other person to enter into contracts or execute instruments on behalf of the Corporation.
Section 2. Checks and Other Instruments.
All checks, drafts, notes, and other orders for payment of money shall be signed by such person or persons as authorized by the Sole Director.
Section 3. Bank Accounts.
The funds of the Corporation shall be deposited in such banks or other financial institutions as designated by the Sole Director.

ARTICLE VIII - INDEMNIFICATION
Section 1. Indemnification.
To the fullest extent permitted by the New Jersey Business Corporation Act, the Corporation shall indemnify its directors, officers, employees, and agents against expenses and liabilities incurred in connection with proceedings arising from their service to the Corporation.
Section 2. Advancement of Expenses.
The Corporation may advance expenses to directors, officers, employees, and agents to the fullest extent permitted by applicable law.

ARTICLE IX - FISCAL YEAR
Section 1. Fiscal Year.
The fiscal year of the Corporation shall be determined by the Sole Director and may be changed from time to time as permitted by applicable law.

ARTICLE X - AMENDMENTS
Section 1. Amendments.
These By-Laws may be made, altered, amended, or repealed by the Sole Director or shareholders to the extent permitted by the New Jersey Business Corporation Act and the Corporation's Certificate of Incorporation.

ARTICLE XI - GENERAL PROVISIONS
Section 1. Compliance with Law.
All matters not specifically addressed in these By-Laws shall be governed by the New Jersey Business Corporation Act, the Corporation's Certificate of Incorporation, and other applicable law.
Section 2. Conflicts.
In the event of any conflict between these By-Laws and the Corporation's Certificate of Incorporation or applicable law, the Corporation's Certificate of Incorporation or applicable law shall control.

ADOPTION
These By-Laws were adopted for Lakeside Serenity Resorts Inc. effective as of May 21, 2025.

Xiaowei Jin
Sole Director
Lakeside Serenity Resorts Inc.